Exhibit 10.34

SEPARATION AGREEMENT

     SEPARATION AGREEMENT (this “Agreement”) dated as of July 15, 2004 by and among Global eXchange Services, Inc., a Delaware corporation (together with its successors, the “Company”), GXS Holdings, Inc., a Delaware corporation (together with its successors, “GXS”), and John Soenksen (“Executive”), to be effective as of the Effective Date.

     WHEREAS, the Company, GXS and Executive entered into the Employment Agreement dated as of August 4, 2003 (the “Employment Agreement”);

     NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:

     1. Separation. Effective as of August 31, 2004 (the “Separation Date”), Executive’s employment with the Company will be terminated, together with all other positions which he holds with the Company, GXS, and their subsidiaries and affiliates.

     2. Separation Payments and Benefits. Subject to Executive’s execution of the release set forth in Section 3 hereof and his compliance with the provisions of this Agreement and the Employee Innovation and Proprietary Information Agreement dated August 4, 2003 (the “Proprietary Agreement”) between Executive and the Company, Executive shall receive the following benefits and payments, reduced by any required withholding of taxes, in satisfaction of the Company’s obligations to Executive under the Employment Agreement or otherwise:

     (a) Accrued Compensation. The Company has paid or shall pay Executive any accrued but unpaid compensation through the Separation Date as required by applicable law.

     (b) Severance Payments. Within two weeks after the Effective Date, the Company shall pay to Executive a lump sum in cash equal to $375,000, which represents the sum of (i) $50,000 representing a pro rata portion (through the Separation Date) of his minimum guaranteed bonus as defined in the Employment Agreement (which is $75,000 for calendar year 2004) and (ii) the sum of (A) Executive’s current base salary (which is $250,000 on an annualized basis) and (B) his minimum guaranteed bonus (which is $75,000).

     (c) Equity. As of the Effective Date, the portion of any option to purchase shares of stock of GXS (the “Options”) held by Executive as of the Separation Date that would have become vested and exercisable within the 12-month period following the Separation Date shall immediately become vested and exercisable, as set forth on Schedule I. The Options (and any stock acquired on exercise thereof) shall remain subject to the terms of the GXS Stock Incentive Plan and the applicable option agreement (together, the “Option Agreement”), including but not limited to any rights of repurchase by GXS. Any vested Options not exercised in the time period set forth in the Option Agreement shall terminate.

     (d) For a period of 90 days after the Separation Date, Company shall make available to Executive continued use of Executive’s current voicemail and email addresses on Company’s systems; all costs of such usage by Executive shall be reimbursed by Executive to Company upon Company’s request.

     (e) Until August 31, 2005 or Executive obtains other full-time employment, whichever occurs first, Executive may continue to participate in those Company medical and dental benefit plans in which he was enrolled as of June 30, 2004 provided that Executive promptly pays all (i) contribution rates applicable for an employee with Executive’s current base salary and for the type of coverage in which Executive was enrolled as of June 30, 2004, and (ii) required co-payments.

     (f) Company shall provide Executive with executive outplacement services through the firm of Dinte Resources, Inc. to assist Executive in obtaining other employment.

     3. Release. Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which Executive has or may have, whether known or unknown, against the Company, GXS, their subsidiaries, stockholders, affiliates, predecessors and successors and all their officers, directors, and employees by reason of any event, matter, cause or thing which has occurred prior to the Effective Date in Executive’s capacity as an employee or securityholder of the Company or its affiliates or otherwise (“Claims”). Executive understands and accepts that this Agreement specifically covers, but is not limited to, any and all Claims which Executive has or may have against the Company, GXS and their affiliates relating in any way to his employment arrangements or to compensation, or to any other terms, conditions or circumstances of his former employment with the Company and its affiliates, and to the termination of such employment, whether for severance or based on statutory or common law claims for employment discrimination (including under the Age Discrimination in Employment Act), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Executive acknowledges that this Release shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law that purports to limit the scope of a general release. Notwithstanding the foregoing, Executive does not waive any rights which he may be entitled to seek to enforce this Agreement or to seek indemnification with respect to liability incurred by Executive as an officer or director of the Company or its affiliates. Executive agrees the obligations set forth in Section 2 of this Agreement are the only outstanding obligations of the Company and its affiliates to Executive.

     4. Confidentiality; No Disparagement. (a) Executive agrees not to make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation. Executive agrees not to participate in the publication of any information concerning the facts underlying the termination of his employment and this Agreement, other than in cooperation with GXS and the Company.

     (b) Each of the Company and GXS agrees that it shall not, and shall not authorize any of its officers, directors, agents, employees or other representatives to, make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, which may, directly or indirectly, in any way be intended to disparage or be damaging to Executive.

     5. Covenants. (a) Executive acknowledges and agrees that he will continue to be bound by the Proprietary Agreement. Without limiting the foregoing, Executive agrees to continue to protect all secret or confidential information of the Company or its affiliates obtained by Executive as a result of his position or involvement with the Company and its affiliates. In recognition of such fact, Executive agrees not to disclose any of such secret or confidential information to any person or other entity for any reason or purpose whatsoever and not to make use of any such information for his own purposes or for the benefit of any person or other entity. Executive agrees to deliver to the Company all memoranda, notes, devices documents, and other data, together with all copies thereof, and any other material relating to the business of the Company and its affiliates.

     (b) For a period of 12 months after the Separation Date, Executive shall not, on his account, or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, any firm or person which directly competes with a line or lines of business which the Company, GXS or any of their subsidiaries was engaged in or sought to be engaged in during the Employment Term; provided that Executive may (i) purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in Executive beneficially owning, directly or indirectly, at any time 5% or more of the equity securities of any such corporation and (ii) be an employee, independent contractor or officer of any such firm or person provided Executive has no direct or indirect duties or responsibilities with respect to any activities of such firm or person which are competitive with any line or lines of business of the Company, GXS or any of their subsidiaries.

     (c) For a period of 12 months after the Separation Date, Executive shall not, directly or indirectly:

     (i) induce or attempt to induce any employee of the Company, GXS or their subsidiaries be employed or perform services elsewhere;

     (ii) solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company, GXS or any of their subsidiaries or which the Company, GXS or any of their subsidiaries is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company, GXS or any of their subsidiaries.

     (d) In connection with the termination of Executive’s employment hereunder, Executive shall cooperate with the Company and its affiliates to ensure an orderly transition, in such a manner and at such times as the Company shall reasonably request.

     6. Remedies. (a) Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     7. Entire Agreement; Amendment. This Agreement, together with the Proprietary Agreement and the Option Agreement, contains the entire understanding of the parties with respect to the termination of Executive’s employment and supercedes any other agreements or plans with the Company, GXS and their affiliates pursuant to which Executive may have rights (including the Employment Agreement), except that the terms of the Proprietary Agreement and Option Agreement shall continue in full force and effect. It may not be altered, modified or amended except by a written agreement signed by both parties hereto.

     8. Effectiveness. Executive has been advised, and understands, that (i) Executive has 21 days to consider this Agreement (which shall be considered waived should Executive execute this letter prior to the lapse of such 21 days), (ii) Executive can revoke this Agreement during a period of 7 days following its execution, and (iii) this Agreement will become effective and enforceable upon the expiration of the revocation period (the “Effective Date”).

     9. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     10. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     11. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to an affiliate or successor of the Company.

     12. Acknowledgment. Executive acknowledges that Executive has carefully read this Agreement, fully understands and accepts all of its provisions and signs it voluntarily of Executive’s own free will. Executive further acknowledges that he has been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of his choice.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

GLOBAL EXCHANGE SERVICES, INC.
By:	/s/ Bruce Hunter

GXS HOLDINGS, INC.
By:	/s/ Bruce Hunter

EXECUTIVE:
/s/ John Soenksen
John Soenksen

Schedule I

Accelerated Vesting of Options

		Number of Shares
Date of	Shares Subject	Vested as of	Number of Shares
Option Grant	to Option	Separation Date	to be Accelerated
08/04/2003	700,000	105,000	174,895

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